EXHIBIT 99.1

Spirit Airlines Reports January 2014 Traffic

MIRAMAR, Fla. (February 10, 2014) - Spirit Airlines (NASDAQ: SAVE) today reported its preliminary traffic results for January 2014.
Traffic (revenue passenger miles) in January 2014 increased 26.3 percent versus January 2013 on a capacity (available seat miles) increase of 23.9 percent. Load factor for January 2014 was 85.5 percent, an increase of 1.6 points as compared to January 2013. Spirit's preliminary completion factor for January 2014 was 98.0 percent.
The following table summarizes Spirit's traffic results for the month ended January 31, 2014 and 2013.

	January 2014	January 2013	Change
Revenue passenger miles (RPMs) (000)	1,096,925	868,329	26.3%
Available seat miles (ASMs) (000)	1,283,345	1,035,513	23.9%
Load factor	85.5%	83.9%	1.6 pts
Passenger flight segments	1,079,722	890,559	21.2%
Average stage length (miles)	1,006	953	5.6%
Total departures	7,978	6,796	17.4%

About Spirit Airlines
Spirit Airlines (NASDAQ: SAVE) empowers customers to save money on air travel by offering ultra-low base fares with a range of optional services, allowing customers the freedom to choose only the extras they value. This innovative approach grows the traveling market and stimulates new economic activity while creating new jobs. Spirit's modern fleet, configuration and other innovations enable Spirit to burn less fuel per seat than competitors, making Spirit one of the most environmentally-friendly U.S. carriers. Spirit's all-Airbus fleet currently operates more than 250 daily flights to over 50 destinations in the U.S., Latin America and Caribbean. Visit Spirit at www.spirit.com.

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